                                                                    Exhibit 21.1

                SUBSIDIARIES OF GRAND HAVANA ENTERPRISES, INC.

     Each of the following is a 100% owned subsidiary of Grand Havana Enterprises, Inc.

               Name                           Jurisdiction of Incorporation
               ----                           -----------------------------
Love's Enterprises, Inc.                              California
Grand Havana Room-- Delaware, Inc.                    Delaware
Grand Havana Room-- New York, Inc.                    New York
Grand Havana Room-- Washington, Corp.                 District of Columbia
On Canon, Inc.                                        California
Hopping Jalapeno, Inc.                                California
Grand Havana Room-- California, Inc.
 (formerly, Havana, Inc.)                             California
Grand Havana House of Cigars
 (formerly, Club Havana, Inc.)                        Delaware

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